Exhibit F-2


                                      New York, New York
                                      November 17, 1995


   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D.C. 20549

   Ladies and Gentlemen:

             Referring to the Application-Declaration on Form U-1, as amended (File No. 70-8723) (hereinafter referred to as the "Application-Declaration"), filed with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Arkansas Power & Light Company ("Company") contemplating, among other things, the issuance and sale by the Company, through one or more newly-organized special purpose subsidiaries of the Company, of one or more series of preferred securities of such subsidiary having a stated liquidation preference ("Entity Interests") in an aggregate amount not to exceed $200,000,000, where the issuance shall involve the issuance of one or more series of the Company's junior subordinated debentures ("Entity Subordinated Debentures") under an Entity Subordinated Debenture Indenture to such special purpose subsidiary, each series of such Entity Subordinated Debentures in an amount not to exceed the amount of the respective series of Entity Interests plus an equity contribution by the Company, and where the payment of distributions and amounts due upon liquidation of such special purpose subsidiary or redemption of the Entity Interests may be guaranteed by the Company, all as more fully described in said Application-Declaration, we advise as follows:

     I. The Company is a corporation validly organized and existing under the laws of the State of Arkansas.

1.           All action necessary to make valid the
participation by the Company in the proposed transactions described above will have been taken when:

(a) the Application-Declaration shall have been granted and permitted to become effective in accordance with the applicable provisions of the Act;

(b) appropriate final action shall have been taken by the Board of Directors and/or an Authorized Officer of the Company with respect to the proposed transactions;

(c) the Entity Subordinated Debenture Indenture and each of the other agreements referred to in the Application-Declaration related to said proposed transactions shall have been duly executed and delivered by each of the proposed parties thereto; and

(d) the Entity Subordinated Debentures shall have been appropriately issued and delivered for the consideration contemplated.

2. When the foregoing steps shall have been taken and in the event said proposed transactions are otherwise consummated (i) in accordance with the Application-
Declaration and the related order or orders of the Commission, (ii) within the limits specified in the Company's Amended and Restated Articles of Incorporation, as amended and (iii) in accordance with appropriate resolutions of the Board of Directors of the Company and certificates of Authorized Officer(s) of the Company:

(a) all state laws which relate or are applicable to the participation by the Company in the proposed transactions described above (other than so-called "blue-sky" laws or similar laws, upon which we do not pass herein) will have been complied with;

(b) the Entity Subordinated Debentures will be valid and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights; and

(c) the consummation of the proposed transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

        We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other state.
In giving this opinion, we have relied, as to all matters governed by the laws of the State of Arkansas, upon an opinion of even date herewith addressed to you by Friday, Eldredge & Clark, which is to be filed as an exhibit to the Application-Declaration.

        We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                                 Very truly yours,

                                 /s/ Reid & Priest LLP

                                 REID & PRIEST LLP